International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8 Phone: 514.744.6792 Fax: 514.744.6272

Contact Information:

Laurie W. Little
949-461-6002
laurie.little@valeant.com

Elif McDonald
905-695-7607
elif.mcdonald@valeant.com

Media:
Renée Soto/Jared Levy	Meghan Gavigan
Sard Verbinnen & Co.	Sard Verbinnen & Co.
212-687-8080	415-618-8750
rsoto@sardverb.com	mgavigan@sardverb.com

VALEANT PHARMACEUTICALS RECEIVES ADDITIONAL NOTICES OF DEFAULT
UNDER INDENTURES DUE TO DELAYED 10-K FILING

Notices Do Not Accelerate Any of the Company’s Indebtedness

The Company is on Schedule to File its 10-K on or before April 29, 2016, as Previously Disclosed

LAVAL, Quebec, April 22, 2016 -- Valeant Pharmaceuticals International, Inc. (“Valeant” or the “Company”) (NYSE: VRX and TSX: VRX) today announced that, as a result of the delay in the Company filing its Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”), it has received notices of default from the trustee under the indentures governing its 5.375% Senior Notes due 2020; 6.375% Senior Notes due 2020; 7.50% Senior Notes due 2021; and 7.25% Senior Notes due 2022. The 6.375% Senior Notes due 2020 and the 7.25% Senior Notes due 2022 were issued by the Company’s subsidiary, Valeant Pharmaceuticals International.  Under these bond indentures, the Company has until June 21, 2016, 60 days from the receipt of the notices, to file its Form 10-K, which will cure the default under the applicable indenture in all respects. The Company previously announced on April 12, 2016 that it received a notice of default from certain holders of its 5.50% Senior Notes due 2023 and has until June 11, 2016 to file its Form 10-K, which will cure the default under the applicable indenture in all respects.  The Company is working diligently and is on schedule to file its Form 10-K on or before April 29, 2016. The notices of default do not result in the acceleration of any of the Company’s indebtedness.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the filing of the Company’s Form 10-K.  Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in the Company’s other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

###